Exhibit 4.2

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made and entered into as of this 8th day of September, 2014 by and among Novatel Wireless, Inc., a Delaware corporation (the “Company”), and the “Investors” named in that certain Purchase Agreement, dated as of even date herewith, by and among the Company and the persons and entities listed on the signature pages thereto (as amended from time to time, the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

RECITALS

A. The Company and the Investors have entered into the Purchase Agreement pursuant to which the Investors have agreed to purchase from the Company, and the Company has agreed to sell and issue to the Investors, upon the terms and conditions stated in the Purchase Agreement: (i) an aggregate of 7,363,334 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) warrants to purchase an aggregate of 4,117,647 shares of Common Stock (the “Warrants”); and (iii) an aggregate of 87,196 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”); and

C. To induce the Investors to consummate the transactions contemplated by the Purchase Agreement, the Company has agreed to provide certain board representation rights and information rights, as well as certain registration rights with respect to the Registrable Securities (as defined below) under the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Securities Act”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls (as defined below), is controlled by, or is under common Control with, such Person.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as defined below), without giving effect to any limitation on the exercise of the Warrants set forth therein (other than with respect to Section 7(b)).

“Board” means, as of any date, the Board of Directors of the Company in office on that date.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of Common Stock issuable by the Company upon conversion of the Preferred Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“HC2” means HC2 Holdings 2, Inc., a Delaware corporation.

“Initial Board Period” means the period commencing on the date of this Agreement and ending on the day that is ten (10) months from the date of this Agreement, or such earlier day that is mutually agreed upon by the Company and the Investors.

“Investor(s)” means the Investors identified in the Purchase Agreement and any Affiliate or Permitted Transferee who is a subsequent holder of any Registrable Securities.

“Lockup Period” means the period commencing on the date of this Agreement and ending on the day that is ten (10) months from the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prospectus” means (a) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (b) any “free writing prospectus” as defined in Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time.

“register” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement by the SEC (as defined below).

“Registrable Securities” means (a) the Common Shares, (b) the Conversion Shares, (c) the Warrant Shares and (d) any securities issued or issuable by the Company (or its successor) upon any recapitalization, merger, consolidation, other reorganization, stock dividend, stock distribution or stock split with respect to the foregoing; provided that a security shall cease to be a Registrable Security upon (i) such security being sold pursuant to a Registration Statement or Rule 144 (as defined below)(other than to a Permitted Transferee), or (ii) such security becoming eligible for sale by the Investor without restriction pursuant to Rule 144.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Investors” means the Investors who Beneficially Own a majority of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

“Rule 172” means Rule 172 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the Shares, the Conversion Shares, the Warrants and the Warrant Shares.

“Shares” means the Preferred Shares and the Common Shares being purchased by the Investors hereunder.

“Transfer” means (a) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of, (b) grant to any Person any option, right or warrant to purchase or otherwise receive, or (c) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

“Warrant Shares” means the shares of Common Stock issuable by the Company upon valid exercise of the Warrants.

2. Board Representation.

(a) Appointment and Nomination Rights.

(i) Investor Designees. Upon the expiration of the Initial Board Period, the Investors shall have the right, but not the obligation, to designate two nominees to serve as directors of the Company (each, an “Investor Designee” and, together, the “Investor Designees”). The Investors shall choose such Investor Designees based on the vote of all Common Shares and Warrant Shares held by them on an as-converted basis. The initial Investor Designees shall be Philip Falcone and Robert Pons. Promptly following the expiration of the Initial Board Period and receipt by the Company of all documentation reasonably requested by the Company in connection with the appointment of the initial Investor Designees, the Company shall increase the size of the Board to nine directors (if no vacancies then exist) and fill the two resulting vacancies with the initial Investor Designees in accordance with the Company’s Bylaws. Thereafter, the Company shall (i) include the Investor Designees in its slate of nominees for election to the Board at each annual or special meeting of stockholders of the Company at which directors are to be elected and at which the seats held by the Investor Designees are subject to election (such annual or special meetings, the “Election Meetings”) and (ii) recommend that the Company’s stockholders vote in favor of the election of the Investor Designees. One such Investor Designee shall be appointed to the class of directors designated as a member of the class of the Board expiring at the 2017 annual meeting of the Company’s stockholders. The foregoing appointment and nomination rights will be subject to the satisfaction by each Investor Designee of the Company’s Board Qualifications (as defined below).

(ii) Board Observers. During the Initial Board Period, the Investors shall have the right, but not the obligation, to appoint up to two representatives to be present (whether in person or by telephone) at all meetings of the Board and the compensation committee thereof, one of which will also have the right to be present (whether in person or by telephone) at all meetings of the audit committee of the Board (each, a “Board Observer” and, together, the “Board Observers”); provided that (A) the

Investors’ right to have Board Observers shall be decreased, on a one-for-one basis, by the number of Investor Designees serving on the Board, and (B) an officer, director or employee of a competitor of the Company in one of its principal lines of business, as determined in good faith by the Company, shall not be eligible to serve as a Board Observer. The Investors shall choose such Board Observers based on the vote of all Common Shares and Warrant Shares held by them on an as-converted basis. Once appointed, the Company shall send to each such Board Observer all of the notices, information and other materials (including meeting notices and agendas) that are distributed to the members of the Board and the compensation committee thereof, all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of the Board. Notwithstanding the foregoing, any Board Observer may be prohibited from attending a meeting of the Board or any committees thereof or receiving notices, agenda, information or materials to preserve any attorney-client privilege or to prevent any breach of contract with any third party regarding non-disclosure, provided that the Company is advised by legal counsel that taking such action is necessary to preserve any such privilege or prevent any such breach.

(b) Vacancies. At any time prior to the Investor Designee Termination Date (as defined below), if an Investor Designee who has been duly elected to the Board resigns from the Board, is removed (with or without cause) pursuant to applicable law or the Company’s Bylaws, fails to satisfy the Board Qualifications, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the Company shall use commercially reasonable efforts to cause the vacancy to be filled by a new Investor Designee.

(c) Board Qualifications. Each Investor Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board ceases: (i) be at least 21 years of age; (ii) have the ability to be present at regular and special meetings of the Board; (iii) meet any applicable requirements under applicable law, stock exchange rules or the Company’s corporate governance policies to be a member of the Board; and (iv) not be an officer, director or employee of a competitor of the Company in one of its principal lines of business, as determined in good faith by the Company (the “Board Qualifications”). In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime.

(d) Compensation, Indemnification and Insurance. Investor Designees shall be entitled to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. Investor Designees shall be entitled to the same indemnification rights as other non-executive directors of the Company and the Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it now indemnifies and provides insurance for the non-executive members of the Board. In all directors’ and officers’ insurance policies, each Investor Designee shall be covered as an insured in such a manner as to provide the Investor Designee with rights and benefits under such insurance policies no less favorable than those provided to the other non-executive directors of the Company.

(e) Committees. The Board shall not designate an executive committee or any other committee which has been delegated authority substantially similar to the authority of the Board. Unless prohibited by applicable law or stock exchange rules, as determined in the reasonable judgment of the Board, both members of the Board who are Investor Designees shall be entitled to be designated to the compensation committee of the Board, and at least one member of the Board who is an Investor Designee shall be entitled to be designated to the audit committee of the Board. Unless otherwise agreed to by the

Board, the Investor Designees shall not be appointed to or otherwise gain membership on any other committees of the Board.

(f) Non-Transferability. No Investor may transfer to any Person (other than its Affiliates) all or any portion of its rights under this Section 2 under any circumstances, notwithstanding the transfer of all or any portion of the Securities.

(g) Termination of Investor Designee Rights. Notwithstanding the foregoing, (i) the Investors’ rights under this Section 2 to designate two Investor Designees and/or Board Observers shall automatically be reduced to the right to designate one Investor Designee and/or Board Observer on the date that the Investors cease to Beneficially Own an aggregate of at least 15% of the total issued and outstanding Common Stock, and (ii) all of the Investors’ rights under this Section 2 (excluding Section 2(d)) shall terminate automatically on the date (the “Investor Designee Termination Date”) that the Investors cease to Beneficially Own an aggregate of at least 10% of the total issued and outstanding Common Stock.

3. Registration.

(a) Registration Statement. Subject to the provisions of Section 4, if the Company shall receive from the Required Investors a written request signed by such Required Investors that the Company effect a Registration Statement with respect to the Registrable Securities, the Company shall, as soon as practicable (but in no event earlier than the expiration of the Lockup Period), prepare and file with the SEC one Registration Statement on Form S-3 (or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities including, but not limited to, Form S-1), for an offering to be made on a continuous or delayed basis pursuant to Rule 415 covering the resale of all of the Registrable Securities; provided that the Company may exclude the Registrable Securities of any Investor that has not complied with the provisions of Section 6(a) or has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement. Subject to any SEC comments and Section 5(m), such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in the Registration Statement without such Investor’s prior written consent. Such Registration Statement also shall cover, pursuant to Rule 416 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, such indeterminate number of additional shares of Common Stock due to an increase in the number of Warrant Shares and/or Conversion Shares resulting from changes in the exercise price and/or conversion price applicable thereto. A draft of the Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 5(c) to the Investors and their counsel for their review and comment a reasonable time prior to its filing or other submission.

(b) Expenses. The Company will pay all expenses associated with effecting the registration of the Registrable Securities, including filing, registration, qualification and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with state securities laws qualifications of the Registrable Securities), listing fees, fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the terms of the sale of Registrable Securities to be disposed of, fees and expenses of one counsel to the Investors selected by the Required Investors (such fees and expenses of counsel to the Investors not to exceed an aggregate of $20,000) and the Investors’ other reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3 if such proceeding is subsequently withdrawn at the request of the Investors.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable, but in no event later than the later of (A) the date that is one hundred and twenty (120) days after the Company’s receipt of a request for a Registration Statement pursuant to Section 3(a) and (B) the date that is sixty (60) days after the expiration date of the Lockup Period. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) The Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 3(c) in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that (1) the Company shall promptly (x) notify each Investor in writing of the commencement of the Allowed Delay, (y) advise each Investor in writing to cease all sales under the Registration Statement until such time as the Company notifies the Investors of the end of the Allowed Delay and (z) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable and (2) in no event may the Company deliver more than one notice of an Allowed Delay in any six (6) month period or cause Allowed Delays to last for a period of greater than ninety (90) days during any six (6) month period.

(d) Rule 415 Compliance. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415, the Company shall use commercially reasonable best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor. Any cut-back imposed pursuant to this Section 3(d) shall be allocated among the Investors on a pro rata basis and shall be applied first to any Warrant Shares, unless the SEC Restrictions otherwise require or provide or the Investors otherwise agree. From and after the date that the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions, all of the provisions of this Section 3 shall again be applicable to such Cut Back Shares.

(e) Right to Piggyback Registration.

(i) If at any time following the expiration of the Lockup Period that any Registrable Securities remain outstanding and the Company proposes for any reason to (A) register any shares of

Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its stockholders or (B) conduct an underwritten public offering of Common Stock for its own account or for the account of any of its stockholders, it shall at each such time promptly give written notice to the holders of the Registrable Securities of its intention to do so and, to the extent permitted under the provisions of Rule 415, include in such registration or underwriting all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after receipt of the Company’s notice. Such notice shall offer the holders of the Registrable Securities the opportunity to include such number of shares of Registrable Securities as each such holder may request and shall indicate the intended method of distribution of such Registrable Securities.

(ii) Notwithstanding the foregoing, (A) if such registration involves an underwritten public offering, the Investors shall sell the Registrable Securities requested to be included in such offering to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering (it being acknowledged that the Company shall be responsible for other expenses as set forth in Section 3(b)) and subject to the Investors entering into customary underwriting documentation for selling stockholders in an underwritten public offering, and (B) if, at any time after giving written notice of its intention to register or offer any Registrable Securities pursuant to Section 3(e)(i) and prior to the pricing of the offering effected pursuant to such registration, the Company shall determine for any reason not to cause such offering to be priced, the Company shall deliver written notice to the Investors and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.

(iii) If the managing underwriter of a proposed underwritten offering (other than a proposed underwritten offering of Registrable Securities pursuant to Section 4) advises the Company that, in its opinion, the number of securities requested to be included in such underwritten offering exceeds the number which can be sold in such underwritten offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Company will include in such offering only such lesser number of Registrable Securities as shall not, in the opinion of the managing underwriter be likely to have such an effect, and the number of Registrable Securities to be included in such underwritten offering shall be allocated pro rata among the Investors that have requested to participate in such underwritten offering on the basis of the relative number of Registrable Securities then held by each such Investor, to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter; provided that any securities thereby allocated to an Investor that exceed such Investor’s request shall be reallocated among the remaining Investors in like manner.

4. Underwritten Shelf Takedowns.

(a) If, in the case of an offering pursuant to a Registration Statement filed pursuant to Section 3(a) where the fair market value of the Registrable Securities to be offered is at least $10 million (or such lesser amount representing all remaining Registrable Securities) and one or more Investors holding at least 25% of the outstanding Registrable Securities so elects, such offering shall, by written notice delivered to the Company, be in the form of an underwritten offering. The Company shall (i) within three (3) Business Days after the receipt of a request for an offering pursuant to this Section 4 from any Investor or Investors, give written notice thereof to all other Investors, which notice shall specify the number of Registrable Securities subject to the request, the names and notice information of the Invesor or Investors initiating such offering and, to the extent known, the intended method of disposition of such Registrable Securities and (ii) subject to Section 4(c) include in such offering all of the Registrable Securities requested by such Investors for inclusion in such offering from whom the Company has received a written request for inclusion therein within three (3) Business Days after the receipt by such Investors of such written notice referred to in clause (i) above. Each such request by such Investors shall specify the number of Registrable Securities proposed to be included in such offering. The failure of any Investor to respond within such three (3) Business-Day period referred to in clause (ii) above shall be deemed to be a waiver of such Investor’s rights under this Section 4 with respect to such offering. Any Investor may waive its rights under this Section 4 prior to the expiration of such three (3) Business-Day period by giving written notice to the Company. In no event shall the Company be required to effect more than one underwritten offering pursuant to this Agreement in any nine (9) month period, or more than three (3) underwritten offerings pursuant to this Agreement; provided, further, that an underwritten offering may not be made until at least one hundred and twenty (120) days after the date of a prior underwritten offering.

(b) With respect to any underwritten offering, the Investors holding a majority of Registrable Securities included in such offering shall select an investment banking firm(s) of national standing to be the managing underwriter(s) for the offering, which firm(s) shall be reasonably acceptable to the Company.

(c) If the managing underwriter of a proposed underwritten offering of Registrable Securities pursuant to this Section 4 advises the Company that, in its reasonable opinion, the number or dollar amount of securities requested to be included in such underwritten offering takedown exceeds the number or dollar amount which can be sold in an orderly manner in such underwritten offering within a price range acceptable to the participating Investors without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Company will include in such offering all of the Registrable Securities requested to be included therein and only such lesser number of other securities as shall not, in the reasonable opinion of the managing underwriter be likely to have such an effect. In the event that, despite the reduction of the number of shares of securities to be offered for the account of the Company or Persons other than Investors in such offering pursuant to the immediately preceding sentence, the number of Registrable Securities to be included in such offering exceeds the number which, in the opinion of the managing underwriter, can be sold without having the adverse effect referred to above, the number of Registrable Securities to be included in such underwritten offering shall be allocated pro rata among the Investors that have requested to participate in such underwritten offering on the basis of the relative number of Registrable Securities then held by each such Investor, to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter; provided that any securities thereby allocated to an Investor that exceed such Investor’s request shall be reallocated among the remaining Investors in like manner.

(d) In the case of an underwritten offering pursuant to Section 3 or this Section 4, the Company and the Investors selling in such offering shall enter into and perform their respective obligations under an underwriting agreement with such underwriters for such offering, with such agreement to contain such representations and warranties by the Company and the Investors selling in such offering and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, which may include, without limitation, customary lock-up agreements of the Company and its directors, officers and principal shareholders, including the Investors (which lock-up agreements the Company shall use its commercially reasonable best efforts to obtain), indemnities and contribution to the effect and to the extent provided in Section 9 hereof and the provision of independent certified public accountants’ letters to the effect and to the extent provided in Section 5 hereof. The Investors on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of such securities, but only to the extent such representations and warranties and other agreements are customarily made by issuers to selling stockholders in secondary underwritten public offerings.

(e) The Company shall not be required to effect an underwritten offering (i) more than once in any nine (9) month period or (ii) if it shall have already made three (3) underwritten offerings pursuant to this Agreement. Further, the Company shall not be required to effect an underwritten offering until at least one hundred and twenty (120) days after the date of a prior underwritten offering.

(f) Subject to any rights granted by the Company pursuant to any registration rights agreements between the Company and other Persons in existence as of the date hereof, the Company shall not include securities of the Company for its own account or for the account of other Persons which are not Investors in a proposed underwritten offering pursuant to this Section 4 without the prior written consent of the Investors holding a majority of the Registrable Securities included in such offering.

5. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and in connection therewith the Company will, as expeditiously as possible:

(a) prepare, file and use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement have been sold and any required prospectus delivery period with respect to such sale shall have expired, and (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby, or in connection with any shelf takedown, to name any selling Investor or to update the prospectus or prospectus supplement in response to the conditions described in Section 5(h);

(c) provide copies to and permit counsel designated by the Investors to review each Registration Statement and all amendments and supplements thereto prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(d) furnish to the Investors and to any underwriter of such Registrable Securities (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence received from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, all amendments and supplements thereto, such documents incorporated by reference in such registration statement or prospectus and such other documents as each Investor or such underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

(e) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and (ii) if such order is issued, obtain the withdrawal of any such order;

(f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Investors in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investors or any underwriter of such Registrable Securities and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 5(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(h) immediately notify the Investor, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such Investor a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act;

(j) in the case of an underwritten offering pursuant to Section 4, upon such managing underwriter’s request, use commercially reasonable efforts to obtain a “comfort letter” signed by the Company’s independent certified public accountants covering such matters of the type customarily covered by “comfort letters” in underwritten public offerings of securities, dated as of such date as the managing underwriter reasonably requests;

(k) in the case of an underwritten offering pursuant to Section 4, furnish, at the request of any managing underwriter for such offering an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated as of each closing date of such offering of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters, may reasonably request and are customarily included in such opinions and negative assurance letters;

(l) in the case of an underwritten offering pursuant to Section 4, use its commercially reasonable efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter,” if applicable) that is (i) required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of Registrable Securities pursuant to the Registration Statement or (ii) required to be retained in accordance with the rules and regulations of FINRA;

(m) if requested by the managing underwriter, if any, or by any Investor, promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the managing underwriter, if any, or such Investor may reasonably request, including in order to permit the intended method of distribution of such securities or the addition of Permitted Transferees, and make all required filings of prospectus supplements or amendments as soon as reasonably practicable after the Company has received such request; and

(n) with a view to making available to the Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six (6) months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Investor, upon request, (1) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and (2) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Investor’s Registrable Securities without registration.

6. Obligations of the Investors.

(a) Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Investors of the information the Company requires from such Investors if such Investors elect to have any of their Registrable Securities included in the Registration Statement. An Investor shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any of its Registrable Securities included in the Registration Statement.

(b) Each Investor agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, in the event the Company informs such Investor that it does not satisfy the conditions specified in Rule 172 and, as a result thereof, such Investor is required to deliver a Prospectus in connection with any disposition of Registrable Securities, it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement, and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(d) Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 3(c)(ii) or (ii) the happening of an event pursuant to Section 5(h) hereof, such Investor will immediately discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until such time as it is advised by the Company that such dispositions may again be made.

(e) Each Investor agrees that it will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or pursuant to, and as contemplated in, the Registration Statement, and that it will promptly notify the Company of any material changes in the information set forth in the Registration Statement furnished by or regarding such Investor or its plan of distribution.

7. Dispositions and Purchases.

(a) Each Investor agrees that during the Lockup Period, without the prior written consent of the Company, it shall not, and shall not authorize, permit or direct its subsidiaries or Affiliates to, directly or indirectly, Transfer any of the Securities. Notwithstanding the foregoing, subject to the restrictions set forth in Section 6.1 of the Purchase Agreement, the following Transfers of the Securities shall be permitted at any time:

(i) by an Investor to any of its Affiliates; provided that prior to and as a condition to any such Transfer, (i) the Company is furnished with written notice of the name and address of such Affiliate and the Securities transferred, and (ii) such Affiliate agrees in writing to be bound by and subject to the terms and conditions of this Agreement; or

(ii) by an Investor to a third party pursuant to a tender offer, exchange offer, merger, consolidation or other transaction (i) which is recommended to the stockholders of the Company by the Board; or (ii) in the case of a merger or other business combination transaction, which has been approved by the stockholders of the Company.

(b) Each Investor agrees that during the Lockup Period, without the prior written consent of the Company, it shall not, and shall not authorize, permit or direct its subsidiaries or Affiliates to, directly or indirectly, make any purchases of securities or otherwise exercise any rights to acquire securities to the extent that, after giving effect to such purchase and/or exercise, the Investor (together with the Investor’s Affiliates and any other Persons acting as a group together with the Investor or any of the Investor’s Affiliates) would Beneficially Own in excess of 29.99% of the number of outstanding shares of Common Stock of the Company.

8. Information. The Company shall permit each Investor (provided that the Board has not reasonably determined that such Investor is a competitor of the Company), at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 8 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

9. Confidentiality. Each Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a Registration Statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 9 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or (ii) as may otherwise be required by law; provided that such Investor promptly notifies the Company (to the extent lawful) of such disclosure pursuant to this subsection (ii) and takes reasonable steps to minimize the extent of any such required disclosure. Each Investor shall, and shall cause its Affiliates, officers, directors, employees, accountants, counsel and consultants to, comply with applicable laws regarding insider trading in the Company’s securities to the extent that any of them is in possession of confidential information obtained from the Company.

10. Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Investor that participates in the offering of Registrable Securities and its officers, directors, members, employees, agents, stockholders or Affiliates, and each other Person, if any, who Controls such Investor, and the directors, officers, employees and agents of such controlling Person, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, form of prospectus or amendment or supplement thereto (it being understood that each Investor has approved Exhibit A hereto for this purpose; provided that any Investor may request that such information be updated pursuant to Section 5(m)), or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement; provided, however, that the Company will not be liable in any such case if and to the extent that (A) any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investors or any such controlling Person in writing specifically for use in such Registration Statement or Prospectus, (B) any such Losses arise out of the use by an Investor of an outdated or defective Prospectus after the Company has notified such Investor in writing that the Prospectus is outdated or defective, or (C) any such Losses arise out of the Investor’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required pursuant to Rule 172, to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person, if such statement or omission was corrected in such Prospectus or supplement.

(b) Indemnification by the Investors. Each Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its officers, directors, employees, agents, stockholders or Affiliates, and each other Person, if any, who Controls the Company, and the directors, officers, employees and agents of such controlling Person, from and against all Losses, as incurred, that arise out of or are based upon (i) such Investor’s failure to comply with the prospectus delivery requirements of the Securities Act, or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, form of prospectus or amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or amendment or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that (A) such untrue statements or omissions are based upon information regarding such Investor furnished in writing to the Company by such Investor expressly for use therein or (B) such information relates to such Investor or such Investor’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Investor expressly for use in any Registration Statement, Prospectus, form of prospectus or amendment or supplement thereto (it being understood that each Investor has approved Exhibit A hereto for this purpose; provided that any Investor may request that such information be updated pursuant to Section 5(m)), or (C) such Losses are related to the use by such Investor of an outdated or defective Prospectus after the Company has notified such Investor in writing that the Prospectus is outdated or defective; provided that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under this Agreement exceed the net proceeds from the related offering received by such Investor.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim (or have failed to employ such counsel reasonably satisfactory to the indemnifying party) within a reasonable time after notice of commencement of the action, suit, claim or proceeding or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. If any of the events specified in clauses (A), (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel (plus local counsel) selected by a majority in interest of the indemnified parties shall be borne by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys (plus one local counsel) at any time for all such indemnified parties. No indemnifying party will (1) except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that (x) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation or (y) includes a statement as to or admission of fault, culpability or a failure to act, by or on behalf of such indemnified party, or (2) be liable for any settlement entered into without the indemnifying party’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned. Subject to the terms of this Agreement, all fees and expenses of the indemnified party shall be paid to the indemnified party, as incurred, within thirty (30) calendar days of written notice thereof to the indemnifying party; provided, that the indemnified party shall promptly reimburse the indemnifying party for that portion of such fees and expenses applicable to such actions for which such indemnified party is finally judicially determined to not be entitled to indemnification hereunder. Notwithstanding the foregoing, if at any time an indemnified party shall have requested the indemnifying party to reimburse the indemnified party for fees and expenses as contemplated by this Section 9, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without the indemnifying party’s written consent if (i) such settlement is entered into more than sixty (60) calendar days after receipt by the indemnifying party of the aforesaid request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request or contested the reasonableness of such fees and expenses prior to the date of such settlement. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 9, except to the extent that the indemnifying party is materially and adversely prejudiced in its ability to defend such action.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

11. Assistance with Financial Reporting and Presentations.

(a) For so long as HC2 continues to Beneficially Own an aggregate of at least 10% of the total issued and outstanding Common Stock, the Company shall, and shall cause its subsidiaries and their respective officers, managers, employees and representatives to, use commercially reasonable efforts to provide such cooperation in connection with the preparation of reports pursuant to applicable law or regulation or reports or presentations to investors in connection with the obtaining of any debt or equity financing arrangements, in each case, of either HC2 or any of its Affiliates, as applicable, as may be reasonably requested by HC2, including (i) participation in meetings, drafting sessions, road shows and due diligence, lender, investor, rating agency and other presentations, (ii) assisting HC2, any of its Affiliates and their financing sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses, investor presentations and other similar documents (including the execution and delivery of customary representation letters in connection with such matters), and (B) materials for due diligence, lender, investor, rating agency and other presentations and (iii) providing appropriate assistance and representations in connection with the preparation of financial statements and other financial data of the Company and/or its subsidiaries and requesting accountants’ consents, customary auditors reports and customary comfort letters (including “negative assurance” comfort), and other data in connection with the use of the Company’s or its subsidiaries’ financial statements in offering documents, prospectuses, reports and other documents to be filed with the SEC; provided, however, that the Company shall not be obligated pursuant to this Section 11 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel unless the Company is provided an opportunity to take appropriate steps to protect such information.

(b) For so long as HC2 continues to Beneficially Own an aggregate of at least 10% of the total issued and outstanding Common Stock, within thirty (30) days after the close of each calendar month, the Company shall cause to be delivered to HC2 reports containing unaudited consolidated financial statements of the Company and its subsidiaries for such month and for the current fiscal year to date (and, in each case, on a comparative basis with the prior year to the extent such comparative financial statements are readily available), prepared in accordance with GAAP (except that such financial statements need not include footnotes), including an estimated balance sheet and an estimated statement of income and comprehensive income, in form reasonably satisfactory to HC2; provided that HC2 hereby acknowledges that the form previously provided to it by the Company shall be deemed reasonably satisfactory.

(c) The Company shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the business of the Company and its subsidiaries. The books of the Company and its subsidiaries shall be maintained, for financial reporting purposes, on an accrual basis in accordance with United States generally accepted accounting principles.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Company, any of its subsidiaries or any of their respective directors, officers, managers or employees incur any out-of-pocket expenses that they would not have otherwise incurred but for the agreements and obligations set forth in this Section 11, HC2 shall reimburse the applicable Persons for all such reasonable out-of-pocket expenses, including, without limitation, the reasonable fees and expenses of such Person’s attorneys and accountants.

(e) For all purposes in this Agreement, Harbinger Group Inc. shall be deemed an Affiliate of HC2.

12. Miscellaneous.

(a) Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

(b) Notices. Unless otherwise specified herein, all notices and other communications provided for or permitted hereunder shall be made as set forth in Section 9.5 of the Purchase Agreement.

(c) Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. Subject to the provisions of Section 2(f) and Section 7 of this Agreement and the restrictions set forth in Section 6.1 of the Purchase Agreement, an Investor may Transfer, in whole or from time to time in part, to one or more Persons, its rights hereunder in connection with the Transfer of Securities by such Investor to such Person (a “Permitted Transferee”); provided that such Investor complies with all laws applicable thereto and prior to and as a condition to any such Transfer, (i) the Company is furnished with written notice of the name and address of such Affiliate and the Securities transferred, and (ii) such Affiliate agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

(d) Assignments and Transfers by the Company. The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company’s assets) or obligations hereunder without the prior written consent of the Required Investors.

(e) Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Specific Performance. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party, damages would not be an adequate remedy; and (ii) each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

(l) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement or caused their duly authorized officers to execute this Investors’ Rights Agreement as of the date first above written.

The Company:

NOVATEL WIRELESS, INC.

By:	/s/ Alex Mashinsky
Name:	Alex Mashinsky
Title:	Interim Chief Executive Officer

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

The Investors:

HC2 HOLDINGS 2, INC., a Delaware corporation

By:	/s/ Mesfin Demise
Name:	Mesfin Demise
Title:	Chief Financial Officer

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock:

•	on any stock exchange, market or trading facility on which the shares are traded or in private transactions;

•	through dividends or distributions made by the selling stockholders to their respective partners, members or stockholders; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, or without cash consideration.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	sales in the over-the-counter market;

•	sales in transactions other than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.